Exhibit 10.22

SECOND AMENDMENT

TO

ASSISTANCE AGREEMENT BY AND BETWEEN

THE STATE OF CONNECTICUT

ACTING BY THE DEPARTMENT OF ECONOMIC AND COMMUNITY

DEVELOPMENT

AND

VERMILLION, INC.

Re:Vermillion Relocation Project

THIS SECOND  AMENDMENT to the Assistance Agreement  dated March 22, 2016 (the “Assistance Agreement”) is made and entered into by and between the STATE OF CONNECTICUT (hereinafter the “State”), acting herein by David Lehman, its Commissioner of Economic and Community Development (hereinafter “Commissioner”), and the VERMILLION, INC., a Delaware corporation (hereinafter the “Applicant”), acting herein by Valerie B. Palmieri, its duly authorized President and  Chief Executive Officer.

All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Assistance Agreement.

W I T N E S S E T H:

WHEREAS, the State and the Applicant entered into the Assistance Agreement whereby the State agreed to provide financial assistance to the Applicant for the Project in the form of a loan in the amount not to exceed FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00)  (hereinafter the “Loan”); and

WHEREAS, the Applicant and the State entered into a First Amendment to Assistance Agreement dated March 7, 2018 (First Amendment”) to amend Section 2.17 A of the Assistance Agreement; and

WHEREAS, the Applicant has requested a modification to the Assistance Agreement to change the manner of disbursement of the Loan, as well  to amend the Employment Obligation and the Forgiveness Credit as provided in the Assistance Agreement as modified by the First Amendment;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of the mutual benefits to be gained by the performance thereof, the State and the Applicant hereby agree to amend the Assistance Agreement as follows:

1.	Section 1.2 of the Assistance agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

    1.2 Disbursement of the Loan:

     A. The first $2,000,000.00 of the Loan shall be disbursed (i) upon the closing of this financial assistance; (ii) whenever the Applicants shall have established its operations in and taken occupancy of its Trumbull, Connecticut location at 35 Nutmeg Drive; and (iii) upon the Applicant providing evidence on its balance sheet showing at least $18,800,000.00 of additional capital investment.

               B.    Thereafter, $1,000,000.00 of the Loan shall be disbursed (i) after Commissioner’s approval per Section 1.1 above, (ii) after the Applicant shall have received clearance from the Food and Drug Administration

(FDA) for OVA 2 and (iii) upon verification by the State of the creation of 25  full time jobs prior to the Target Date referred to in Section 2.17 infra.

             C.   The last remaining $1,000,000.00 balance of the Loan shall be disbursed after subsection B above is satisfied and the Applicant shall have achieved gross consolidated revenue of $5,000,000.00 for any trailing twelve (12) month period.

           2.     Section 2.17 of the Assistance Agreement as modified by the First Amendment is hereby deleted in its entirety and the following is hereby substituted in its place:

  2.17          Job Creation and Retention; Job Audit; Penalty; Forgiveness Credit.

        (A)   The Applicant will create and retain twenty five  (25) full-time employment positions with an average annual salary of $85,000.00 in Connecticut on or before December 31, 2020 (the “Target Date”, and shall maintain such positions for twenty-four (24) consecutive months thereafter (the “Employment Obligation”).  A full-time employment position is defined as a position that is paid for a minimum of forty (40) hours per week.  The twenty-four (24) consecutive month period ending on or before the Target Date that yields the highest annual average positions will be used to determine compliance with the Employment Obligation, provided that no portion of said twenty-four (24) consecutive months may begin before the Agreement Date.

        3.   Section 2.17 (D) of the Assistance Agreement is hereby deleted in its entirety and the following is hereby substituted in its place:

(D)The Applicant may be eligible for a credit to be applied against the outstanding principal balance of the Loan (the “Forgiveness Credit”) in accordance with the following:

(i)   If as a result of a Job Audit, the Commissioner determines that the Applicant has met its Employment Obligation and that the employment positions created and retained are at an average annual salary of not less than $80,750.00  (the “Threshold Salary”) (i.e. 95% or more of the “Baseline Salary” of Eighty Five Thousand and 00/100 Dollars ($85,000.00)) the Applicant shall receive a credit in the amount of One Million and 00/100 Dollars ($1,000,000.00) which will be applied against the then outstanding principal balance of the Loan.  If the Applicant shall have created and retained 40 full time positions on or before December 31, 2022 (i.e. ten (10) more than the Employment Obligation of 30 full time positions), then the Applicant  shall receive an additional Forgiveness Credit of $500,000.00 for a total of $1,500,000.00. Upon application of the Forgiveness Credit, the Commissioner shall recalculate the monthly payments of principal and interest under the Amended and Restated Promissory Note #2 Note such that such monthly payments shall amortize the then remaining principal balance over the remaining term of the Amended and Restate Promissory Note #2.

(ii)  Notwithstanding the foregoing, if, as a result of the Job Audit conducted in accordance with this Section 2.17, the Commissioner determines that the Applicant has met its Employment Obligation but that the average annual salary of full-time employees created and retained is less than $80,750.00, any Forgiveness Credit for which the Applicant would otherwise be eligible to receive pursuant to Section 2.17(D)(i) above shall be reduced by a number equal to the result of the following formula: (the difference between the Baseline Salary and the actual average annual salary of new full-time employees) divided by the Baseline Salary, and multiplied by the Forgiveness Credit the Applicant is otherwise eligible to receive.  For Example, if the Applicant met its Employment Obligation of 25 jobs created and retained for a period of twenty-four (24) consecutive months and, based on the Job Audit, it is determined that the Company had an actual annual salary of $75,000.00 per eligible employee, then the following would be the calculation for the reduction in the Forgiveness Credit:  ($85,000.00-$75,000.00)/$85,000.00 multiplied by $1,000,000.00 = $117,647.06. Therefore, the actual adjusted Forgiveness Credit would be $982,352.94 (i.e. $1,000,000.00 less $117,647.06).

 4. The Note referred to in Section 1.3 of the Assistance Agreement shall be voided and replaced with  (i) an Amended and Restated Promissory Note #1 (for $2,000,000.00) and (ii) an Amended and Restated Promissory Note #2, (for $2,000,000.00) copies of which are attached hereto as Exhibit 1 and Exhibit 2 respectively, and made a part hereof.

     5. Applicant does hereby expressly ratify, conform and restate the grant of liens, security interests and other encumbrances in the Collateral provided as security for the Loan, as amended herein, pursuant to the Security

Agreement and  Patent Security Agreement executed by the Applicant pursuant to the Assistance Agreement dated March 22, 2016.

Except as herein modified the Assistance Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto make and enter into this Agreement.

VERMILLION, INC.
By:	/s/ Valerie B. Palmieri
	Name:	Valerie B. Palmieri
	Title:	President and CEO
Duly Authorized
Dated: March 24, 2020

STATE OF CONNECTICUT DEPARTMENT OF ECONOMIC AND COMMUNITY DEVELOPMENT
By:	/s/ David Lehman
	Name:	David Lehman
	Title:	Commissioner
Duly Authorized
Dated: April 3, 2020

EXHIBIT 1

Amended and Restated Promissory Note #1

[Intentionally omitted.]

EXHIBIT 2

Amended and Restated Promissory Note #2

[Intentionally omitted.]